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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    TELXON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                   GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by
     Exchange Act Rule 0-11(a)(2) and identify the filing for
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          (1) Amount Previously Paid:


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          .......................................................






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         WYSER-PRATTE FILES PRELIMINARY PROXY MATERIALS TO
         PROPOSE BYLAW AMENDMENTS, NOMINATE DIRECTOR AT
         TELXON ANNUAL MEETING

         NEW YORK, NEW YORK (June 18, 1998)--Mr. Guy P. Wyser-Pratte, the beneficial owner of 4.9% of the stock of Telxon Corporation (NASDAQ: TLXN), announced today that he filed preliminary proxy materials with the Securities and Exchange Commission to propose bylaw amendments and nominate a director for election at the Company's 1998 Annual Meeting. The bylaw amendments will modify the Company's corporate governance system so that the Company's board of directors will no longer have the power to block an acquisition proposal that shareholders wish to accept.

         On June 11, after Mr. Wyser-Pratte announced that he would make shareholder proposals and nominations at Telxon's 1998 annual meeting, a Symbol spokesman stated: "We are encouraged that Telxon shareholders are taking independent action and we remain very interested in a negotiated acquisition subject to due diligence." Mr. Wyser-Pratte said today: "It is clear that Symbol still wants to buy Telxon, and I am sure that shareholders would support such a transaction. The only thing that stands between the Telxon stockholders and a premium price for their shares is the intransigent opposition of the Telxon board. Shareholders will have a rare opportunity to overcome that opposition at the 1998 Annual Meeting, which will be held in September if the Company follows past practice. That is why I am starting my proxy contest now."

         "I think the Symbol offer was completely mishandled by the Telxon board, which turned down a great opportunity for shareholders," Mr. Wyser-Pratte said. "Not only did the board reject Symbol's $40 per share all-cash offer, but, for reasons that remain a mystery, they did not even consider Symbol's $42 per share hybrid cash and stock offer. The board's behavior was particularly egregious given that the $42 offer was more than 70% above Telxon's closing stock on April 8 when Symbol made its initial proposal to Telxon."

         "Shareholders need to open the door to an acquisition by Symbol or another value maximizing transaction," Mr. Wyser-Pratte said. "This is one of the least independent boards I have ever seen in a public company, so shareholders can't count on these six directors to look out for their interests," he added.

         The Telxon board consists of:

         Two insiders (Frank Brick, the Company's president and chief executive officer, and John Cribb, a retired Telxon executive),




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         Three directors who have special business arrangements with the
Company (Raj Reddy, chairman of one of the Company's privately-owned subsidiaries in which he received stock options last year; Robert Goodman, whose law firm received almost $3 million in legal fees from the Company last year; and Norton Rose who has a consulting arrangement with the Company that entitles him to almost half a million dollars in consulting and severance fees for an estimated 90 days of work), and

         Only one truly independent director (Mr. Richard J. Bogomolny, a retired super market executive).

         Furthermore, the directors' total stock ownership (excluding options) is less than 1% of the outstanding shares.

         "There is one good thing for shareholders about the Telxon board," Mr. Wyser-Pratte said. "Because there is not a majority of independent directors on the board, I don't think the courts would let the board use the poison pill to permanently block an offer for the Company's shares.

         "The adoption of my bylaw proposals and the election of my director nominee will show the board (and would demonstrate to any court) that the shareholders are dissatisfied with the board's performance and want defensive weapons taken away from the board," Mr. Wyser-Pratte added.

         The Wyser-Pratte bylaw proposals, would make the following changes in the Company's corporate governance system:

         If a proposal is made to acquire the Company, the holders of 10% or more of the outstanding Shares would have the right to call a Special Meeting to vote on the offer. If the shareholders determined by a majority vote that the offer is in their best interests, the offer would be deemed "friendly" rather than "hostile," and the board would be required to stop using the poison pill against the offer.

         The board would have to act unanimously or obtain shareholder approval to take Defensive Actions against a takeover bid.

         Mr. Wyser-Pratte is also proposing bylaws that would allow holders of 25% of the Shares to call a special meeting, would opt Telxon out of Section 203 of the Delaware General Corporation Law and would repeal any bylaws adopted by the board of directors since June 11, 1998. He is also asking shareholders to recommend to the board that the Company reimburse his expenses in connection with this proxy solicitation.





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         The director nominee is Professor Jonathan R. Macey, J. DuPratt White
Professor of Law and the Director of the John M. Olin Program in Law and Economics at Cornell Law School.


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         Mr. Wyser-Pratte owns beneficially 730,000 shares of Telxon common stock. Mr. Eric Longmire, of Wyser-Pratte & Co., and Professor Jonathan R. Macey of the Cornell Law School are also participants in the solicitation.